Exhibit 99.1

[Opteum Logo]

OPTEUM INC. DECLARES $0.05 THIRD
QUARTER 2006 CASH DIVIDEND

VERO BEACH, FL (September 7, 2006)— Opteum Inc. (NYSE:OPX), a real estate investment trust (REIT) that operates an integrated mortgage-related securities investment portfolio and mortgage origination platform, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.05 per share on the Company's Class A and Class B Common Stock for the quarter ending September 30, 2006.  The dividend is payable October 13, 2006, to stockholders of record on September 22, 2006.

The Board of Directors currently estimates that REIT taxable earnings for the third quarter of 2006, which excludes operating results from the Company’s taxable REIT subsidiary, Opteum Financial Services, will be a loss of approximately $0.04 per share of Class A and Class B Common Stock outstanding. As of September 7, 2006, no REIT assets have been sold during the third quarter of 2006 and, accordingly, no capital gains or losses have been recorded for the REIT during the quarter.

REIT taxable earnings differ from the Company’s consolidated earnings as computed in accordance with generally accepted accounting principles (“GAAP”). The Company has included information concerning its REIT taxable earnings because it is required to annually distribute as dividends at least 90% of its REIT taxable income in order to maintain its corporate tax qualification as a REIT.

The Company currently estimates that Book Value Per Share as of September 7, 2006, is between $8.70 and $8.85. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes “Book Value Per Share” by dividing total stockholders’ equity by the total number of shares of the Company’s Class A Common Stock outstanding. An earnings call will be announced at a later date.

About Opteum
Opteum Inc. is a real estate investment trust (REIT), which operates an integrated mortgage-related investment portfolio and mortgage origination platform. The REIT invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. Opteum’s mortgage origination platform, Opteum Financial Services, originates, buys, sells, and services residential mortgages from 35 offices throughout the United States and operates as a taxable REIT subsidiary.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.'s filings with the Securities and Exchange Commission, including Opteum Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact: Robert E. Cauley
Chief Financial Officer
772-231-1400
www.opteum.com